CERTIFICATE OF AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF DENTSPLY SIRONA INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is DENTSPLY SIRONA Inc.

2. Section 7 of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

“Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws (and notwithstanding the fact that some lesser percentage may be specified by law, this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws), the Corporation’s by-laws may be amended, altered or repealed, and new by-laws enacted, only by the affirmative vote of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders duly called for such purpose, or by a vote of not less than a majority of the entire board of directors then in office;  provided  that, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 15, 2015, among the Corporation, Sirona Dental Systems, Inc., and Dawkins Merger Sub Inc.) and ending on the third (3rd ) anniversary of the Effective Time, the provisions of Article VII of the Corporation’s by-laws may be modified, amended or repealed by the board of directors, and any by-law provision or other resolution inconsistent with Article VII of the Corporation’s by-laws may be adopted by the board of directors, only by an affirmative vote of the greater of (i) at least seventy percent (70%) of the entire board of directors and (ii) eight (8) directors.”

3. The amendment to the Second Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 23rd day of May, 2018.

/s/ Keith J. Ebling
Name: Keith J. Ebling
Title: Executive Vice President, General Counsel and Secretary